October 29, 2004

                BorgWarner Inc.
       Senior Bridge Term Credit Facility
               Commitment Letter


     BorgWarner Inc.
     200 South Michigan
     Chicago, Illinois  60604

     Attention:     Jeffrey Obermayer
               Vice President and Treasurer

     Ladies and Gentlemen:

          You (the "Company") have requested that Morgan Stanley
     Senior Funding, Inc. ("MSSF") agree to structure, arrange and syndicate a 364-day bridge term facility in an aggregate amount of E700,000,000 (the "Facility") for the Company and a certain wholly-owned subsidiary of the Company (together with the Company, the "Borrowers"), that MSSF commit to provide the Facility, and that MSSF agree to serve as syndication agent for the Facility.

          You have advised MSSF that the Borrowers will acquire approximately 63% of the outstanding capital shares of a company known to you and MSSF as Ignite (the "Target") pursuant to a sale and purchase agreement with certain major shareholders (the "Private Sale"), and will commence a tender offer (the "Tender Offer") for the remaining outstanding capital shares of Ignite, in each case at a price to be determined and, in the case of the Tender Offer, subject to the condition that the Private Sale is consummated prior to the consummation of the Tender Offer. You have also advised MSSF that the Facility will be used solely to finance the acquisition (the "Acquisition") of such securities of Target in the Private Sale and the Tender Offer.

          MSSF is pleased to advise you that it is willing to act as sole and exclusive lead arranger and bookrunner for the Facility.

          Furthermore, MSSF is pleased to advise you of its commitment to provide 100% of the Facility, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the Summary of Terms and Conditions attached as Exhibit A hereto (the "Term Sheet").

          It is agreed that MSSF will act as the Syndication Agent and as the sole and exclusive Lead Arranger and Bookrunner (in such capacity, the "Arranger"), for the Facility. You agree that no other agents, co-agents or arrangers will be appointed, no other titles will be awarded and no compensation (other that that expressly contemplated by the Term Sheet and the Fee Letter referred to below) will be paid in connection with the Facility unless you and we shall so agree, in which case MSSF will be listed first (i.e., in the upper left position in any listing) in any information memoranda, tombstones or other similar publications used in connection with the Facility.

          While we do not currently expect to syndicate the Facility to more than one or two financial institutions, we reserve the right, in our sole discretion, to syndicate the Facility to a group of financial institutions (together with MSSF, the "Lenders") identified by us in consultation with you. MSSF's commitment hereunder will be reduced by the amount of commitments undertaken by other
     Lenders in such syndication. The Arranger intends to commence any syndication efforts in consultation with you promptly after your announcement of the Tender Offer, and if we do commence such efforts you agree actively to assist the Arranger in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your existing lending relationships and, to the extent practicable, those of the Target,
     (b) direct contact between senior management and advisors of the Borrowers, the Target (to the extent practicable) and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with the Arranger, of one or more meetings of prospective Lenders.

          As the Arranger, MSSF, in consultation with you and subject to the provisions set forth in the immediately preceding paragraph, will manage all aspects of any syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In acting as the Arranger, MSSF will have no responsibility other than to arrange the syndication as set forth herein and shall not be subject to any fiduciary or other implied duties. To assist the Arranger in any syndication efforts, you agree promptly to prepare and provide to MSSF all information with respect to the Borrowers and the transactions contemplated hereby, including all financial information and projections (the "Projections"), as we may reasonably request in connection with the arrangement and syndication of the Facility.
     You hereby represent and covenant that (a) taken as a whole, all information other than the Projections (the "Information") that has been or will be made available to the Arranger or the Lenders by you or any of your representatives is or will be (in the case of information relating to the Target and its subsidiaries, to the best of your knowledge), when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, and (b) the Projections that have been or will be made available to the Arranger or the Lenders by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions.
     You agree to supplement the Information and the Projections from time to time until the Arranger notifies you that the syndication of the Facility has been completed so that the representation, warranty and covenant in the preceding sentence is correct on each of the Effective Date and the date of such notification. You understand that in arranging and syndicating the Facility we and our affiliates may use and rely on the Information and the Projections without independent verification thereof.

          As consideration for the commitments hereunder and the Arranger's agreement to perform the services described herein, you agree to pay or to cause the Borrowers to pay the nonrefundable fees set forth in the Term Sheet and in the Fee Letter dated the date hereof and delivered herewith (the "Fee Letter").

          You agree that prior to and during the syndication of the Facility there shall be no competing offering, placement or arrangement of any debt securities, equity securities, equity-linked securities or bank financing by or on behalf of the Borrowers or any affiliate thereof (including without limitation, after the consummation of the Acquisition, the Target and its affiliates), unless the Arranger has consented thereto.

          The commitments of MSSF hereunder are subject to (a)
     MSSF having completed due diligence with respect to the Borrowers and the transactions contemplated hereby satisfactory to MSSF in all respects in its discretion, (b) MSSF not becoming aware after the date hereof of any information or other matter affecting the Borrowers or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to MSSF prior to the date hereof, (c) there not occurring or becoming known to us any material adverse condition or material adverse change in or affecting the business, operations, assets, condition (financial or otherwise) or prospects of the Company and its subsidiaries, taken as a whole, or of the Target and its subsidiaries, taken as a whole, (d) there not having occurred any change or disruption in the U.S. or international financial, banking or capital market conditions or in the relevant economic environment that, in the Arranger's judgment, could have a material adverse effect on the ability to consummate the syndication of the Facilities, (e) the negotiation, execution and delivery, prior to the date of the initial filing relating to the Tender Offer with the German Federal Supervisory Authority for Financial Services, of definitive documentation with respect to the Facility (the "Credit Documentation"), in form and substance satisfactory to MSSF and its counsel and consistent with the Term Sheet, (f) MSSF being satisfied with the terms of and documentation relating to the Tender Offer (the "Tender Offer Documentation"), and (g) to the extent not reflected in the Credit Documentation, the conditions to effectiveness set forth in the Term Sheet.

          Prior to the execution of the Credit Documentation, the commitment of MSSF will be reduced upon the occurrence of any event, or the consummation of any transaction, described under the "Prepayments and Reductions" section of the Term Sheet.

          You agree (a) to indemnify and hold harmless MSSF and, its affiliates and each Related Party of any of the foregoing (each, an "indemnified person") from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Acquisition, the Facility, the use of the proceeds thereof or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person or its Related Parties, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person or its Related Parties, and (b) to reimburse MSSF and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facility and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letter and the definitive financing documentation), regardless of whether the Credit Documentation is executed, or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the Facility. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems in connection with the Facility. For purposes hereof, "Related Parties" with respect to a person means such person's affiliates and the respective officers, directors, employees, advisors, and agents of such person and such person's affiliates.

          This Commitment Letter shall not be assignable by you without the prior written consent of MSSF (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and MSSF. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

          This Commitment Letter and the Fee Letter are the only agreements that have been entered into between you and MSSF with respect to the Facility and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

          This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term
     Sheet or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your officers, agents and advisors who are directly involved in the consideration of this matter or (b) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), including without limitation, as required by applicable law in connection with the filing of the Tender Offer Documentation, provided that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

          You acknowledge that MSSF and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. MSSF will not use confidential information obtained from you by virtue of the transactions contemplated by this letter or its other relationships with you in connection with MSSF's performance of services for other companies, and MSSF will not furnish any such information to other companies. You also acknowledge that MSSF has no obligation to use in connection with the transactions contemplated by this letter, or to furnish to you, confidential information obtained from other companies.

          The compensation, reimbursement, indemnification and confidentiality provisions contained herein and all of the provisions set forth in the Fee Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder; provided, that your obligations under this Commitment Letter, other than those arising under the provisions relating to (i) the appointment of other agents, co-agents and arrangers, (ii) the ability to syndicate and assistance in connection with the syndication, (iii) financial information and projections made available by you and
     (iv) confidentiality, shall automatically terminate and be superseded by the provisions of the Credit Documentation upon the effectiveness thereof, and you shall automatically be released from all liability in connection therewith at such time.

          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term
     Sheet and the Fee Letter by returning to MSSF executed counterparts hereof and of the Fee Letter, together with the amounts agreed upon pursuant to the Fee Letter to be payable upon the acceptance hereof, not later than 11:00 a.m., New York City time, on November 1, 2004. The commitments and the Arranger's agreements herein will expire at such time in the event MSSF has not received such executed counterparts and such amounts in accordance with the immediately preceding sentence.

          MSSF is pleased to have been given the opportunity to assist you in connection with this important financing.

     Very truly yours,

     MORGAN STANLEY SENIOR
     FUNDING, INC.

     By:
     Name:
     Title:

     Accepted and agreed to as of the date first written above by:

     BORGWARNER INC.
     By:
     Name:
     Title:


     Exhibit A

                BORGWARNER INC.
                  E700,000,000
       SENIOR BRIDGE TERM CREDIT FACILITY
        Summary of Terms and Conditions
                October 29, 2004

     Parties

     Borrowers:     BorgWarner Inc. (BorgWarner") and BorgWarner
     Germany GmbH (the "Borrowers").

     Guarantor:     The obligations of BorgWarner Germany GmbH will
     be guaranteed by BorgWarner.

     Lead Arranger
     and Book Runner:    Morgan Stanley Senior Funding, Inc.
     ("MSSF") (in such capacity, the "Lead Arranger").

     Administrative Agent:    A financial institution designated by
     MSSF in consultation with BorgWarner (in such capacity, the "Administrative Agent").

     Syndication Agent:  MSSF (in such capacity, the "Syndication
     Agent").

     Documentation Agents:    One or more financial institutions
     designated by MSSF in consultation with BorgWarner (together with the Administrative Agent and the Syndication Agent, the "Agents").

     Lenders: A syndicate of banks, financial institutions and other entities, including MSSF or an affiliate, arranged by the Lead Arranger (collectively, the "Lenders").
     Bridge Term Facility

     Type and Amount of Facility: 364-day bridge term credit facility (the "Facility") in the amount of E700,000,000 (the loans thereunder, the "Loans").

     Purpose: The proceeds of the Loans shall be applied to acquire (the "Acquisition") outstanding capital shares of a company known to BorgWarner and the Lead Arranger as Ignite (the "Target"). Approximately 63% of such shares shall be acquired pursuant to a sale and purchase agreement with certain major shareholders (the "Private Sale"), and the Borrower will commence a tender offer (the "Tender Offer") for the remaining shares.

     Availability: The Facility shall be available in multiple draws from and after the date on which the conditions to initial funding have been satisfied (the "Funding Date") and during the Certain Funds Period. Loans repaid or prepaid may not be reborrowed. The commitments shall automatically expire on the earlier of the date on which the Certain Funds Period ends and the date the Tender
     Offer lapses or terminates.

     Certain Funds Period:    The period beginning on the date on
     which the Tender Offer Documentation (as defined below) was published in accordance with the German takeover act (the "Publication Date") and ending on the earliest of (i) 5 business days following the date of the expiry of the Tender Offer period (including any extension of the Tender Offer permitted under applicable law and the subsequent offer period (weitere Annahmefrist) pursuant to the German takeover act), (ii) the date of any cancellation of the Credit Documentation or the commitments under the Facility and (iii) the date which is 120 days after the Publication Date.

     Maturity: The earlier of (i) 364 days after the Effective Date
     (as defined below) and (ii) 5 business days following the date the Tender Offer lapses or terminates.

     Certain Payment Provisions

     Fees and Interest Rates: As set forth on Annex I.
     Prepayments and

     Commitment Reductions:   Loans may be prepaid and
     commitments may be reduced by the Borrowers in minimum amounts to be agreed upon. The commitments will be automatically reduced by the amount of cash and cash equivalents (other than proceeds of Loans under the Facility) used for the Acquisition. Loans shall be prepaid from 100% of the net cash proceeds received by BorgWarner or any of its subsidiaries from all sales of assets (subject to certain exceptions and thresholds to be determined), and 100% of the net cash proceeds received by BorgWarner or any of its subsidiaries from
     (1) all issuances or incurrences of debt (including without limitation, pursuant to a public offering, a private placement or a syndicated bank financing (other than up to $100,000,000 of borrowings under BorgWarner's $600,000,000 Credit Agreement dated as of July 22, 2004 (the "July Credit Agreement"), as long as such borrowings are not used, directly or indirectly, to finance the Acquisition) and (2) all issuances of equity securities or equity-linked securities and the receipt of all capital contributions (other than in connection with the exercise of employee stock options and intercompany transactions), provided that if such proceeds are received prior to the Funding Date, they shall be applied to reduce the commitments under the Facility, and such proceeds shall be held in escrow on terms and conditions satisfactory to the Administrative Agent.
     Certain Conditions

     Conditions to Effectiveness: The effectiveness of the Facility shall be conditioned upon satisfaction of, among other things (including, without limitation, such other conditions as German counsel to the Lead Arranger advises as usual and customary for transactions of this type), the following conditions precedent (the date upon which all such conditions precedent shall be satisfied, the "Effective Date") on or before December 1, 2004:

     The structure of the Acquisition (including without limitation the corporate, capital, organizational and tax structure thereof, and the plans and sources of funds for the refinancing of certain existing indebtedness of the Target and its subsidiaries that (x) could become due and payable as a result of the consummation of the Private Sale or the Tender Offer, or (y) is otherwise not on terms and conditions acceptable to the Lead Arranger, and all the definitive documentation related thereto (including documentation relating to the Private Sale (the "Sale and Purchase
     Documentation") and the Tender Offer (the "Tender Offer Documentation") (subject, in the case of the Tender Offer Documentation, to review by the German Federal Supervisory
     Authority for Financial Services)), will be in full force and effect and in form and substance satisfactory to the Lead Arranger.

     The July Credit Agreement shall be available for borrowing in full.

     The Borrowers shall have executed and delivered satisfactory definitive financing documentation (including, without limitation, such legal opinions, documents and other instruments as are customary for transactions of this type or as the Lead Arranger may reasonably request) with respect to the Facility (the "Credit Documentation") prior to the date (the "Submission Date") of the initial filing of the Tender Offer Documentation with the German Federal Supervisory Authority for Financial Services.

     There shall not have occurred or become known to the Lenders any material adverse condition or material adverse change in or affecting the business, operations, assets, condition (financial or otherwise) or prospects of BorgWarner and its subsidiaries, in each case taken as a whole, or of the Target and its subsidiaries, taken as a whole.

     There shall be no pending or threatened litigation, proceeding or investigation which (i) could reasonably be expected to have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of BorgWarner and its subsidiaries (including the Target and its subsidiaries) or (ii) in any manner calls into question or challenges the Facility or the making of the Loans.

     The Lenders, the Administrative Agent and the Lead Arranger shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Effective Date.

     The Submission Date shall occur substantially simultaneously with the Effective Date.
     Conditions to Initial

     Borrowings:    The initial borrowings under the Facility shall be
     conditioned upon satisfaction of the following conditions precedent (and such other conditions as German counsel to the Lead Arranger advises as usual and customary for transactions of this type):

     Except as otherwise agreed by the Lenders, all regulatory approvals required for the consummation of the Acquisition shall have been obtained and shall be in effect.
     In the case of the initial borrowing to finance the acquisition of shares in the Private Sale, the obligations of BorgWarner
     Germany GmbH to purchase shares of the Target pursuant to the Private Sale shall have become unconditional within such period without any amendment or waiver to the Sale and Purchase Documentation not permitted under the Credit Documentation.

     In the case of the initial borrowing to finance the acquisition of the shares in the Tender Offer, the obligations of BorgWarner
     Germany GmbH to purchase shares of the Target pursuant to the Tender Offer shall have become unconditional within such period without any amendment or waiver to the Tender Offer
     Documentation not permitted under the Credit Documentation and the Private Sale shall have been consummated.

     Receipt of a notice of borrowing designating the Funding Date as the date of the initial drawdown under the Facility.

     The Administrative Agent will have received from the Borrowers such other certificates, agreements and documents usual and customary for transactions of this type as the Lead Arranger may have reasonably requested relating to matters relevant to the Acquisition and the transactions contemplated hereby, all in form and substance satisfactory to the Lead Arranger.

     On-Going Conditions:     The making of each Loan to finance
     the acquisition of shares in the Private Sale shall be conditioned upon (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

     The making of each Loan to finance the acquisition of shares in the Tender Offer (a "Tender Offer Loan") shall be conditioned upon (a) the accuracy of certain representations and warranties in the Credit Documentation (including valid existence and good standing, power to conduct business, power and authority to execute and deliver, and to perform obligations under, the Credit Documentation, due authorization and non-contravention of law or agreement and no engagement in extending credit for margin stock ) and (b) there being no Major Default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation, "Major Default" means non-payment of principal, interest, or other amounts owing under the Credit Documentation, insolvency of the Borrowers, and the breach of certain covenants by the Borrowers including limitations on indebtedness and liens and prohibition on amending terms of the Tender Offer and Tender Offer
     Documentation.

     For the avoidance of doubt, during the Certain Funds Period, as long as the conditions as referred to above have been satisfied, no Lender shall (a) exercise any right to terminate the obligation to make any Tender Offer Loan, (b) exercise any right of rescission in respect of the Credit Documentation or in respect of a Tender Offer Loan or (c) exercise any right of acceleration, termination, cancellation or set-off in respect of any Tender Offer Loan (other than set-off in respect of fees, costs and expenses as agreed in any funds flow document).
     Certain Documentation Matters

     The Credit Documentation shall contain representations, warranties, covenants and events of default, substantially identical to those contained in the July Credit Agreement, except as noted below or otherwise agreed by the Lead Arranger and BorgWarner, including, without limitation:

     Representations and Warranties:    Financial statements; no
     material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Credit

     Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; intellectual property; taxes; Federal Reserve regulations; ERISA; Investment Company Act; environmental matters; and accuracy of disclosure.

     Affirmative Covenants:   Delivery of financial statements,
     officers' certificates, publicly filed materials and other information reasonably requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material event; use of proceeds limited to acquisition of outstanding capital shares of the Target; conduct of Tender Offer (Tender Offer and related documentation to be in accordance with applicable law including German Takeover Act and German Stock Corporation Act, progress reports to Administrative Agent, notice to Administrative Agent if BorgWarner Germany GmbH would be entitled to withdraw bid and undertaking to ensure BorgWarner
     Germany GmbH and affiliates not required to make offer to shareholders under Section 35 of German Takeover Act); and agreement to use all reasonable efforts to access capital markets as promptly as practicable after the Funding Date in order to prepay the Loans.

     Financial Covenants:

     (a) Leverage ratio (to be defined as consolidated debt on the last day of any fiscal quarter to EBITDA for the period of four consecutive quarters then ended) on the last day of any fiscal quarter not to be greater than 3.25 to 1.00. For purposes of this covenant, EBITDA will be calculated to give pro forma effect for permitted acquisitions and dispositions.

     (b) Consolidated net worth at any time not to be less than the sum of (i) $800,000,000, (ii) 25% of cumulative consolidated net income for each fiscal quarter of BorgWarner (beginning with the fiscal quarter ending September 30, 2004) for which consolidated net income is positive and (iii) 100% of the net cash proceeds of any offering by BorgWarner of common equity consummated after the Effective Date.

     Negative Covenants: Limitations on: liens; acquisitions;
     unconsolidated joint venture and third party guarantee obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; restricted payments (other than dividends paid in accordance with BorgWarner's current dividend policy);
     transactions with affiliates; restrictive agreements; and amendments to Tender Offer and certain documents including
     Tender Offer Documentation.

     Events of Default:  Nonpayment of principal when due;
     nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to other indebtedness (with an aggregate threshold of $50,000,000); bankruptcy events; certain ERISA events; material judgments; and a change of control.

     Voting:   Amendments and waivers with respect to the Credit
     Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans, except that (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and
     (iv) amendment of certain pro rata sharing provisions and (b) the consent of 100% of the Lenders shall be required with respect to modifications to any of the voting percentages.

     Assignments and Participations:    The Lenders shall be permitted
     to assign and sell participations in their Loans and commitments, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of BorgWarner (which consent shall not be unreasonably withheld and shall not be required during an Event of Default). All assignments will require the consent of the Administrative Agent (which consent shall not be unreasonably withheld). In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $5,000,000, and, after giving effect thereto, the assigning Lender shall have commitments and Loans aggregating at least $5,000,000 (unless such assigning Lender is assigning all of its commitments under the Facility), in each case unless otherwise agreed by BorgWarner and the Administrative Agent. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions but may not recover more than the respective selling Lenders unless BorgWarner shall have approved such participations. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Facility only upon request.

     Yield Protection:   The Credit Documentation shall contain
     customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurocurrency Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

     Expenses and Indemnification: BorgWarner shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Lead Arranger associated with the syndication of the Facility and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of Counsel (as defined below)) and (b) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of Counsel) in connection with the enforcement of the Credit Documentation.

     The Administrative Agent, the Lead Arranger and the Lenders
     (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof
     (except to the extent resulting from the gross negligence or willful misconduct of such indemnified party or its related parties).

     Governing Law and Forum: State of New York.

     Counsel to the Administrative Agent and
     the Lead Arranger:  Davis Polk & Wardwell ("Counsel").

     Annex I

     Interest and Certain Fees

     Interest Rate Options:   The Loans comprising each borrowing
     shall bear interest at a rate per annum equal to the applicable Adjusted Euro Rate plus the Applicable Margin.
     As used herein:

     "Euro Rate" means the rate for one, two, three or six months (as selected by the Borrower) quoted on the Telerate screen for Euros two TARGET days prior to the beginning of the selected interest period. In the event that such rate does not appear on the Telerate screen, the "Euro Rate" shall be determined by reference to such other comparable publicly available service for displaying Euro rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered deposits in Euros at or about 11:00 A.M., London time, two TARGET days prior to the beginning of such interest period in the interbank eurocurrency market where its eurocurrency and foreign currency and exchange operations for Euros are then being conducted for delivery on the first day of such interest period for the number of days comprised therein.

     "Adjusted Euro Rate" means the Euro Rate, as adjusted for applicable statutory reserve requirements for eurocurrency liabilities.

     "Applicable Margin" means a percentage per annum to be based on BorgWarner's senior unsecured long-term debt rating and determined in accordance with the pricing grid attached hereto as Annex I-A.

     Interest Payment Dates: On the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

     Facility Fees: The Borrowers shall pay a facility fee on the average daily amount of the Facility (whether used or unused), determined in accordance with the pricing grid attached hereto as Annex I-A, payable quarterly in arrears.

     Default Rate: At any time when a Borrower is in default in the payment of any amount of principal due under the Facility, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the higher of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City and (ii) the federal funds effective rate from time to time plus 0.5%.

     Rate and Fee Basis: All per annum rates shall be calculated on the basis of a year of 360 days for actual days elapsed.

     Annex I-A

     PRICING GRID

     For each type of Loan, the Facility Fee Rate and the Applicable Margin at any time shall be the respective rates set forth on the following pricing grid:

     Level     Ratings        Facility Fee   Applicable Margin
     1    (3)A/A2        0.080%    0.295%
     2    A-/A3               0.090%    0.385%
     3    BBB+/Baa1      0.110          0.515%
     4    BBB/Baa2       0.140%    0.735%
     5    BBB-/Baa3 or lower  0.175%    0.825%


     October 29, 2004

                BorgWarner Inc.
       Senior Bridge Term Credit Facility
                   Fee Letter
     BorgWarner Inc.
     200 South Michigan
     Chicago, Illinois  60604

     Attention:     Jeffrey Obermayer
               Vice President and Treasurer

     Ladies and Gentlemen:

     Reference is made to the letter of even date herewith from Morgan Stanley Senior Funding , Inc. ("MSSF") to you (the
     "Commitment Letter") with respect to a 364-day bridge term facility in an aggregate amount of E700,000,000 (the "Facility"). Terms used but not defined herein have the meanings assigned to them in the Commitment Letter or the Summary of Terms and Conditions attached thereto (the "Term Sheet").

     You hereby agree to pay, or cause to be paid, the following non-refundable fees at the following times:

     Funding Fee. To MSSF, for its own account, a funding fee in an amount equal to 1.00% of the principal amount of each drawdown under the Facility, which will be due and payable in full on the date of such drawdown. 25% of the portion of each such fee which is not paid to other Lenders pursuant to the last sentence of this paragraph will be credited against the gross spread paid to MSSF or any of its affiliates in its capacity as one of no more than two lead arrangers and bookrunners on any Qualifying Capital
     Markets Financing. MSSF may in its discretion pay all or a portion of such funding fee to the other Lenders. A "Qualifying Capital Markets Financing" is a capital markets financing, the proceeds of which reduce the commitments or Loans under the Facility and which is completed within 60 days after the Funding Date

     Duration Fee. To MSSF, on (i) the 180th day after the Funding Date and (ii) each 180 day anniversary thereof until all Loans and other amounts payable under the Facility have been paid in fall and the Facility has been terminated (each, a "Duration Fee Date"), a fee (each, a "Duration Fee") equal to 0.25% of the total amount of the sum of the commitments and the Loans under the Facility at the opening of business on such date. Each Duration Fee shall be payable to MSSF, as Lead Arranger, for the account of the Lenders (including MSSF, as Lender), and such Duration
     Fee shall be distributed to the Lenders ratably in accordance with their exposure under the Facility at the opening of business on such Duration Fee Date.

     Agency Fee. To the Administrative Agent, an administration fee equal to $25,000 per annum, payable on the Funding Date and each anniversary thereof until all Loans and other amounts payable under the Facility have been paid in fall and the Facility has been terminated.
     All payments made by you hereunder shall be made free and clear of withholding taxes and you agree to pay all additional amounts in respect of such payments in the event that any such taxes shall apply. Unless otherwise agreed herein, once paid the fees paid hereunder shall not be refundable under any circumstances.

     The Lead Arranger shall be entitled, after consultation with you, to change the structure or terms or, if there has been a borrowing under the Facility, the pricing of the Facility if the syndication has not been completed and if the Lead Arranger determines that such changes are advisable in order to ensure a successful syndication of the Facility; provided that in no event shall the pricing of the Facility increase by more than 0.50% per annum without your consent. MSSF's commitment under the Commitment Letter is subject to the agreements in this paragraph. A successful syndication shall have occurred when the sum of MSSF's commitment and the outstanding principal amount of its Loans is equal to or less than E350,000,000.

     This letter agreement shall be governed by and construed in accordance with the laws of the State of New York.
     MSSF is pleased to have been given the opportunity to assist you in connection with this important financing.

     Very truly yours,
     MORGAN STANLEY SENIOR FUNDING, INC.

     By:
     Name:
     Title:


     Accepted and agreed to as of
     the date first written above by:

     BORGWARNER INC.
     By:
     Name:
     Title: